FOR IMMEDIATE RELEASE

                                   Media & Analyst Contact: Emory Epperson
                                                            (714) 727-7958


         AST NAMES N.B. PARK TO LEAD PC DEVELOPMENT, PRODUCTION EFFORTS


IRVINE, Calif., Sept. 18, 1996 -- AST Research Inc. (ASTA--NASDAQ) today announced Noh Byung Park has been named senior vice president, worldwide product development and manufacturing, and an officer of the company.

     Dr. Park, a 20-year industry veteran who holds a Ph.D. in computer engineering from the University of Southern California and also was a tenured professor of electrical and computer engineering at the University of California, Irvine, will be responsible for global product development for the company's Advantage! and Bravo desktop, Ascentia mobile and Manhattan server brand families. He will lead teams devoted to product design, engineering, testing, manufacturing and marketing.

     Prior to his position at AST, Dr. Park was vice president and general manager of the Computer Division at Samsung Electronics. He also has held other executive-level engineering positions at Samsung following his tenure at UC Irvine.

     "As one of the world's foremost experts in computer product design, development and production, we are expecting Dr. Park to leverage his knowledge and enthusiasm to increase our top 10 PC industry ranking through the continued availabilty of high-quality, technically advanced products," said Y.S. Kim, AST president and chief executive officer. "His efforts in these areas were major factors behind Samsung's achievment of an industry-leading share of the Korean market in desktop, portable and multimedia products -- both of which are currently in excess of 30 percent and well beyond second place competitors."

     Appointing Dr. Park to lead AST's product development and production efforts is a key component of the company's enhanced research and development efforts which are designed to allow the company to more quickly adapt to changing market requirements. AST is in the process of hiring more than 80 engineers and product development staff in order to expand into new areas, better implement concurrent product designs and enhance other systems-related activities.

     AST is also receiving assistance on a temporary basis from more than 30 engineers from Samsung, who will help further the company's development and design efforts until new AST employees are on board.

     "Through these efforts, we will bolster AST's reputation for delivering advanced technologies ahead of competitors," said Dr. Park. "In addition to continuing our strategy of using third-party motherboard suppliers to be first to market, we also will work on developing our own designs."

     Dr. Park will also direct vendor efforts aimed at shortening and adding flexibility to the AST supply chain, in order to further enhance the company's ability to quickly adapt to changes in customer demand. Just-in-time (JIT) delivery and closely-coupled vendor ordering and forecasting programs are two primary examples of the worldwide activities that AST is utilizing to enhance flexibility.

     Dr. Park earned a bachelor's degree in electrical engineering from Seoul National University, a master's degree in electrical engineering from Korea Advanced Institute of Science and Technology, and a doctorate in computer engineering from USC.

     AST Research Inc., a member of the Fortune 500 list of America's largest industrial and service companies, is one of the world's leading personal computer manufacturers. The company develops a broad spectrum of desktop, mobile and server PC products that are sold in more than 100 countries worldwide. AST systems meet a wide range of customer needs, ranging from corporate business applications to advanced home and office use. Corporate headquarters is located at 16215 Alton Parkway, P.O. Box 57005, Irvine, California 92619-7005. Telephone (714) 727-4141 or (800) 876-4278. Fax (714)
727-9355. Information about AST and its products can be found on the World Wide Web at http://www.ast.com.
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